FOR IMMEDIATE RELEASE CONTACT: BRETT CHILES

(713) 529-0900

EQUUS TOTAL RETURN, INC. ANNOUNCES

THIRD QUARTER NET ASSET VALUE

HOUSTON, TX - November 16, 2009 - Equus Total Return, Inc. (NYSE: EQS) (the "Fund") reports net assets as of September 30, 2009, of $65.6 million, a decrease of $7.4 million since June 30, 2009. Comparative data is summarized below (in thousands, except per share amounts):

For the Quarter Ended	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008
Net assets	$65,632	$72,997	$79,396	$78,435
Shares outstanding	8,862	8,862	8,862	8,562
Net assets per share	$7.41	$8.24	$8.96	$9.16
Dividend per share	-	-	$0.1075	$0.158

Significant events for the quarter were as follows:

On November 6, 2009, the Fund announced a write down of its equity investment in Infinia Corporation ("Infinia") from $17.5 million to $10.6 million. The principal reason for the write down was the recapitalization of the Infinia ownership structure related to its most recent fund raising efforts. As of September 30, 2009, the Infinia investment represented approximately 16% of the Fund's total net assets, compared to 24% at June 30, 2009.

The Fund held $7.1 million in cash as of September 30, 2009, of which $0.5 million has been allocated for follow-on commitments. The Fund also has available an undrawn revolving line of credit with Amegy Bank of Texas for $7.5 million.

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus Total Return, Inc. may be obtained from the Equus website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.